WashingtonFirst Bank
Supplemental Executive Retirement Agreement

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

This WashingtonFirst Bank Supplemental Executive Retirement Agreement (“Agreement”) is made and entered into effective this 1st day of April, 2014 (the “Effective Date”), between WashingtonFirst Bank (“Bank”), a Virginia banking corporation, and Richard D. Horn (“Executive”).

Article 1
Benefits Tables

The following tables describe the benefits available to the Executive, or the Executive’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Except for death, each benefit described is in lieu of any other benefit herein.

Table A: Retirement Benefit
Normal Retirement Age (“NRA”) = Sixty-Five (65)

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Executive’s Separation from Service following Normal Retirement Age
An annual benefit amount equal to twenty-five percent (25%) of the Executive’s final base salary in the year in which the Executive has a Separation from Service following attainment of his or her Normal Retirement Age, as provided by the Bank’s human resource department
The annual benefit amount, payable in monthly installments, for a period of fifteen (15) years following the Executive’s Separation from Service.
The annual benefit amount payments shall begin six (6) full calendar months following the Executive’s Separation from Service (see Section 4.2 below), and shall continue for a period of fifteen (15) years following the Executive’s Separation from Service. Monthly installments of the benefit amount shall be paid on the first day of each month; with such payments commencing within thirty (30) days following the six (6) month holding period as provided for hereinabove.

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Voluntary Separation from Service
Accrued Liability Balance as of date of Executive’s Separation from Service multiplied by the following fraction:
•    0% if the Separation from Service occurs prior to the fifth anniversary of the Effective Date;
•    10% if the Separation from Service occurs on or after the fifth anniversary, but prior to the sixth anniversary of the Effective Date;
•    20% if the Separation from Service occurs on or after the sixth anniversary, but prior to the seventh anniversary of the Effective Date;
•    40% if the Separation from Service occurs on or after the seventh anniversary, but prior to the eighth anniversary of the Effective Date;
•    60% if the Separation from Service occurs on or after the eighth anniversary, but prior to the ninth anniversary of the Effective Date;
•    80% if the Separation from Service occurs on or after the ninth anniversary, but prior to the tenth anniversary of the Effective Date;
•    100% if the Separation from Service occurs on or after the tenth anniversary of the Effective Date.

		Lump sum	Accrued Liability Balance payment shall occur six (6) full calendar months following the Executive’s Separation from Service

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

Involuntary Separation from Service
Accrued Liability Balance as of date of Executive’s Separation from Service multiplied by the following fraction:
•    0% if the Separation from Service occurs prior to the fifth anniversary of the Effective Date, except in the case of a Change In Control
•    100% if the Separation from Service occurs on or after the fifth anniversary of the Effective Date, or at any time following a Change In Control

		Lump sum	Accrued Liability Balance payment shall occur six (6) full calendar months following the Executive’s Separation from Service
Separation from Service following a Change In Control
Notwithstanding anything to the contrary contained herein, upon a Change In Control, the Executive shall be entitled to his or her full Table A Retirement Benefit, calculated based on the Executive’s salary in effect at the time of the Change In Control.

At the election of the Executive, either (i) in accordance with Table A or,(ii) a Lump Sum payment equal to the Present Value of such benefits; provided, however that the Executive’s election shall be made at the time of execution of this Agreement; and provided further, that if no election is made, the benefit shall be paid in a Lump Sum.

If the Executive elects Table A benefits, the annual benefit payment shall be payable in accordance with Table A following the Executive’s Normal Retirement Age. If death occurs prior to reaching Normal Retirement Age, the benefit payments will commence within thirty (30) days following the Executive’s death.

If the Executive elects a Lump Sum payment, such payment shall occur six (6) full calendar months following the Executive’s Separation from Service.

Separation from Service following a Disability	Accrued Liability Balance as of date of the Executive’s Separation from Service	Lump sum	Accrued Liability Balance payment shall occur six (6) full calendar months following the Executive’s Separation from Service

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution
Death while actively employed	Table A Retirement Benefit, calculated based on the Executive’s salary in effect on the date of death	The annual benefit amount, payable in monthly installments, for a period of fifteen (15) years following the date of death	Payment to Executive’s Beneficiary to occur within thirty (30) days following Executive’s death
Death during installment payout of benefit under Tables A or B	Remaining installment payments, if any, under Table A or B	Remaining installment payments, if any, under Table A or B	Payment(s) to Executive’s Beneficiary to continue on same schedule as if Executive had lived

Article 2
Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Executive with supplemental retirement income, and thereby encourage Executive’s productive efforts on behalf of the Bank, the Bank’s holding company WashingtonFirst Bankshares, Inc. (the “Company”), and the Company’s shareholders, and to align the interests of the Executive and those shareholders. The Bank promises to make certain payments to the Executive, or the Executive’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3
Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the "Code"). It is also intended that this Agreement be “unfunded” and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the Executive or Beneficiary under the Code prior to actual receipt of benefits.

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1
“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS 106. Accordingly, the Bank shall establish a liability retirement account for the

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

Executive into which appropriate accruals shall be made using a reasonable discount rate, which is at least equal to the Applicable Federal Rate (AFR), and which may be adjusted from time to time.

3.2	“Beneficiary” shall mean the person(s) designated by the Executive, including the estate of the Executive, entitled to a benefit under this Agreement.

3.3	“Board” shall mean the Board of Directors of the Bank.

3.4
“Change in Control” shall mean a change in ownership or control of the Bank or the Company as defined in Treasury Regulation §1.409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.5
“Disability” shall mean a determination by the Plan Administrator, in its sole discretion, that the Executive is unable to engage in substantial gainful activity by reason of any medically determinable physical or mental impairment that is expected to result death or is expected to last for a continuous period of not less than 12 months.

3.6	“Effective Date” shall mean April 1, 2014.

3.7
“Involuntary Separation from Service” shall mean that the Bank terminates Executive’s employment at any time before Executive’s Normal Retirement Age and such termination is not considered a Termination for Cause. A Separation from Service for “Good Reason” will also be treated as an Involuntary Separation from Service, provided such Separation from Service meets the necessary “safe harbor” conditions as set forth under Section 409A of the Code.

3.8	”Plan Year” shall mean each a twelve (12) month period commencing on January 1st and ending on December 31st. The initial Plan Year shall commence on the effective date of the Agreement.

3.9
“Present Value” shall mean a lump sum distribution under this Agreement and distribution triggering event in which future benefits shall be discounted to present value using the discount rate described in paragraph 3.1 above, such calculation to be made by an independent actuary selected by the Bank.

3.10
“Separation from Service” shall mean that the Executive has retired or otherwise has a termination of employment with the Bank. For purposes of this Agreement, whether a termination of employment or service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Executive would perform after such date (whether as an Executive or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an Executive or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Executive has been providing services to the Bank less than 36 months).

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Executive continues to be treated as an Executive for other purposes (such as continuation of salary and participation in Executive benefit programs), whether similarly situated service providers have been treated consistently, and whether the Executive is permitted, and realistically available, to perform services for other service recipients in the same line of business. An Executive will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Executive during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Executive is on military leave, sick leave, or other bona fide leave of absence, provided Executive has the right to reemployment under an applicable statute or by contract.

3.11	“Termination for Cause” shall mean a termination of service for:

(a)	Gross negligence or gross neglect of duties to the Bank; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Executive’s employment with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive's employment and resulting in a material adverse effect on the Bank.

3.12
”Unforeseeable Emergency” shall mean a severe financial hardship to the Executive resulting from an illness or accident of the Executive, the Executive’s spouse, the Executive’s dependent, or the Executive’s Beneficiary, loss of the Executive’s property due to casualty, other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Executive. The imminent foreclosure of or eviction from the Executive’s primary residence may constitute an Unforeseeable Emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the costs of prescription drug medication, may constitute an Unforeseeable Emergency. Finally, the need to pay for the funeral expenses of a spouse, a beneficiary, or a dependent may also constitute an Unforeseeable Emergency. At all times this definition shall be construed in accordance with the definition under Section 409A.

3.12
“Voluntary Separation from Service” shall mean the Executive terminates employment with the Bank prior to Normal Retirement Age for reasons other than death, disability, Termination for Cause, or Separation from Service following a Change in Control.

3.13
“Year of Service” shall mean each consecutive 12-month period, commencing on the Effective Date of this Agreement and continuing until the Executive reaches the Normal Retirement Age, during which the Executive is actively employed on a full-time basis with the Bank.

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

Article 4
Distributions During Lifetime

4.1
Hardship Distribution. The Bank may permit early withdrawals for an Unforeseeable Emergency under certain circumstances arising as a result of events beyond the control of the Executive. The Executive may submit an application for an in-service early withdrawal due to an Unforeseeable Emergency to the Board. If, in the discretion of the Board, the Executive is permitted to take an early withdrawal due to an Unforeseeable Emergency, the Board shall make a distribution to such Executive from the Executive’s Account. Such distribution shall be paid in one (1) lump sum payment within thirty (30) days, after the Board determines that the Executive is permitted to take an early withdrawal due to an Unforeseeable Emergency. The amount of such lump sum payment shall be limited to the amount reasonably necessary to meet the Executive’s requirements to the extent such emergency is not relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Executive’s assets, (to the extent the liquidation of such assets will not cause severe financial hardship) or by cessation of deferrals.

4.2
Restriction on Timing of Distributions.  Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the Executive hereto is considered a “Specified Employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

4.3
Distributions Upon Income Inclusion Under Section 409A of the Code. If any amount is required to be included in income by the Executive prior to receipt due to a failure of this Agreement to meet the requirements of Code Section 409A, the Executive may petition the Plan Administrator for a distribution of that portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder that is required to be included in the Executive’s income. Upon the grant of such petition, which grant shall not be unreasonably withheld, the Bank shall distribute to the Executive immediately available funds in an amount equal to the portion of the amount the Bank has accrued with respect to the Bank’s obligations hereunder required to be included in income as a result of the failure of this Agreement to meet the requirements of Code Section 409A, within ninety (90) days of the date when the Executive’s petition is granted. Such a distribution shall effect and reduce the Executive’s benefits to be paid under this Agreement.

4.4	Change in Form or Timing of Distributions. Any change to the form or timing of distributions hereunder shall be considered made only when it becomes irrevocable under the terms of

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator and must comply with the following rules:

(a)    The change may not accelerate the time or schedule of any distribution, except as     provided in Code Section 1.409A-3(j)(4);
(b)    The subsequent deferral election may not take effect until at least twelve (12)     months after the date on which the election is made;
(c)    The payment (except in the case of death, Disability, or Unforeseeable     Emergency) upon which the subsequent deferral election is made is deferred for a     period of not less than five (5) years from the date such payment would otherwise     have been paid; and
(d)    In the case of a payment made at a specified time, the election must be made not     less than twelve (12) months before the date the payment is scheduled to be paid.

Article 5
Beneficiary

5.1
Beneficiary. Executive shall have the right to name a Beneficiary of the death benefit, if any, described in Article 1 herein. Executive shall have the right to name such Beneficiary at any time prior to Executive’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Executive may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

5.2
Failure to Designate a Beneficiary. If Executive dies without a valid Beneficiary designation on file with the Plan Administrator, the Executive’s surviving spouse, if any, shall become the designated Beneficiary. If Executive has no surviving spouse, death benefits shall be paid to the personal representative of Executive’s estate.

5.3
Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

Article 6
General Limitations

6.1
Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Executive’s employment is terminated and such termination is a Termination for Cause.

6.2
Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

6.3
Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three (3) years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

Article 7
Administration of Agreement

7.1
Plan Administrator. The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the employment of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy thus created. The Committee shall represent the Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.

7.2
Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.

7.3
Recusal. An individual serving as Plan Administrator may be eligible to participate in the Plan, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests in the Plan.

7.4	Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

7.5
Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

7.6
Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by such contracted party.

7.7
Bank Information. To enable any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement to perform its functions, the Bank shall supply full and timely information to such contracted party on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

7.8
Annual Statement. Any party contracted for the purposes of assisting the Plan Administrator in performing its duties under this Agreement shall provide to the Bank, on the schedule set forth in the Administrative Services Contract, a statement setting forth the benefits to be distributed under this Agreement.

Article 8
Claims and Review Procedures

8.1
General. If an Executive, Beneficiary or his or her representative is denied all or a portion of an expected Agreement benefit for any reason and the Executive, Beneficiary or his or her representative desires to dispute the decision of the Plan Administrator, he or she must file a written notification of his or her claim with the Plan Administrator.

8.2
Claims Procedure. Upon receipt of any written claim for benefits, the Plan Administrator shall be notified and shall give due consideration to the claim presented. If any Executive or Beneficiary claims to be entitled to benefits under the Agreement and the Plan Administrator determines that the claim should be denied in whole or in part, the Plan Administrator shall, in writing, notify such claimant within ninety (90) days (forty-five (45) days if the claim is on account of Disability) of receipt of the claim that the claim has been denied. The Plan Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days (thirty (30) days if the claim is on account of Disability), provided that the Plan Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day (or forty-five (45) day) period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. If the claim is denied to any extent by the Plan Administrator, the Plan Administrator shall furnish the claimant with a written notice setting forth:

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

(a)    the specific reason or reasons for denial of the claim;
(b)    a specific reference to the Agreement provisions on which the denial is based;
(c)    a description of any additional material or information necessary for the claimant     to perfect the claim and an explanation of why such material or information is     necessary; and
(d)    an explanation of the provisions of this Article.

Under no circumstances shall any failure by the Plan Administrator to comply with the provisions of this Section 8.2 be considered to constitute an allowance of the claimant’s claim.

8.3
Right of Appeal. A claimant who has a claim denied wholly or partially under Section 8.2 may appeal to the Plan Administrator for reconsideration of that claim. A request for reconsideration under this Section must be filed by written notice within sixty (60) days (one-hundred and eighty (180) days if the claim is on account of Disability) after receipt by the claimant of the notice of denial under Section 8.2.

8.4
Review of Appeal. Upon receipt of an appeal the Plan Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Plan Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the Plan Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Agreement provisions on which it relies. The Plan Administrator’s decision shall be issued within sixty (60) days (forty-five (45) days if the claim is on account of Disability) after the appeal is filed, except that the Plan Administrator may extend the period of time for making a determination with respect to any claim for a period of up one-hundred and twenty (120) days (ninety (90) days if the claim is on account of Disability), provided that the Plan Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial one-hundred and twenty (120) day (or, if the claim is on account of Disability, initial ninety (90) day) period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 8.4 be considered to constitute an allowance of the claimant’s claim. In the case of a claim on account of Disability: (a) the review of the denied claim shall be conducted by an employee who is neither the individual who made the initial determination or a subordinate of such person; and (b) no deference shall be given to the initial determination. For issues involving medical judgment, the employee must consult with an independent health care professional who may not be the health care professional who rendered the initial claim.

8.5
Designation. The Plan Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Plan Administrator hereunder.

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

Article 9
Amendments and Termination

9.1
Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform to written directives to the Bank from its auditors or bank regulators or to comply with legislative changes or tax law, including without limitation Section 409A of the Code and any and all Treasury regulations and guidance promulgated thereunder.

9.2
Plan Termination – Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Except as provided in Section 9.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Table A.

9.3	Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 9.2, this Agreement may be terminated in the following circumstances:

(a)
Within thirty (30) days before or twelve (12) months after a Change in Control, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated and all participants in such similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of such terminations;

(b)
Upon the Bank’s dissolution or with the approval of a bankruptcy court provided that the amounts deferred under the Agreement are included in the Executive’s gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the distribution is administratively practical; or

(c)
Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the participant participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangements that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement;

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

Article 10
Miscellaneous

10.1	Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

10.2
No Guarantee of Employment. This Agreement is not a contract for employment. It does not give the Executive the right to remain as an employee of the Bank, nor does it interfere with the Bank's right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive's right to terminate employment at any time.

10.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4
Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Executive acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority (ies).

10.5
Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the state where the Bank’s primary corporate headquarters is located, except to the extent preempted by the laws of the United States of America.

10.6
Unfunded Arrangement. The Executive is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive's life in which the Bank is the named beneficiary or other informal funding asset is a general asset of the Bank to which the Executive has no preferred or secured claim.

10.7
Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

10.8
Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

10.9
Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

10.10
Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

10.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

10.12
Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

10.13
Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

11921 Freedom Drive
Suite 250
Reston, VA 20190
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

10.14
Opportunity to Consult with Independent Advisors. The Executive acknowledges that he or she has been afforded the opportunity to consult with independent advisors of his or her choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him or her under the terms of this Agreement and the (i) terms and conditions which may affect the Executive's right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Executive acknowledges and agrees shall be the sole responsibility of the Executive notwithstanding any other term or provision of this Agreement. The Executive further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Bank related to the matters described above in this Section 9.14. The Executive further acknowledges that he or she has read, understands and consents to

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

all of the terms and conditions of this Agreement, and that he or she enters into this Agreement with a full understanding of its terms and conditions.

10.15
Section 409A of the Internal Revenue Code. Bank and Executive intend that payments and benefits under this Agreement comply with or are exempt from Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith or exempt therefrom. If for any reason, such as imprecision in drafting, any provision of this Agreement does not accurately reflect its intended establishment of an exemption from (or compliance with) Section 409A of the Code, as demonstrated by consistent interpretations or other evidence of intent, such provision shall be considered ambiguous as to its exemption from (or compliance with) Section 409A of the Code and shall be interpreted by Bank in a manner consistent with such intent, as determined in the discretion of Bank. It is intended that each installment of the payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code. If any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board that does not cause such an accelerated or additional tax. Executive shall not have any right to determine a date of payment of any amount under this Agreement.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Bank have signed this Agreement as of the date indicated above.

EXECUTIVE:        BANK:
WashingtonFirst Bank

_/s/ Richard D. Horn         By        __/s/ Shaza L. Andersen
Richard D. Horn

Title    _Chief Executive Officer

WashingtonFirst Bank
Supplemental Executive Retirement Agreement

BENEFICIARY DESIGNATION FORM

( )    New Designation
( )    Change in Designation

I, ______________________, designate the following as Beneficiary under the Agreement:

Primary: _______________________________________________________________ Name Relationship _______________________________________________________________ Name Relationship	_____% _____%
Contingent:
_______________________________________________________________
 Name Relationship
_______________________________________________________________
 Name Relationship
_______________________________________________________________
 Name Relationship

_____% _____% _____%

Notes:

•	Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•	To name your estate as beneficiary, please write “Estate of [your name]”.

•	Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.

Name:        _______________________________

Signature:    _______________________________    Date:    ____________

Received by the Plan Administrator this _____ day of __________________, 20___

By:    _______________________________

Title:    _______________________________